Exhibit 99

Company Press Release dated February 8, 2017

NEWS RELEASE

Post Office Box 216

307 North Defiance Street

Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP, INC. REPORTS RECORD

SECTION 3 2016 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

ARCHBOLD, OHIO, February 8, 2017 Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2016 fourth quarter and twelve months ended December 31, 2016.

2016 Fourth Quarter Financial Highlights Include (on a year-over-year basis unless noted):

A.	55 consecutive quarters of profitability

B.	Total loans increased 2.9% from 2016 third quarter

C.	Net interest income after provision for loan losses increased 9.6% to $8,468,000

D.	Net income increased 15.2% to $3,194,000

E.	Basic and diluted earnings per share increased 15.0% to $0.69

F.	Noninterest income improved 7.2% to $2,899,000

G.	Return on average assets of 1.22%, up from 1.14%

H.	Return on average equity of 10.12%, up from 9.26%

2016 Full-Year Financial Highlights Include:

•	Total loans increased 10.8% to a record $760,149,000

•	Net interest income after provision for loan losses increased 10.0% to $32,383,000

•	Net income increased 12.8% to a record $11,664,000

•	Basic and diluted earnings per share increased 12.9% to a record $2.53

•	Noninterest income improved 5.4% to $11,368,000

•	Return on average assets of 1.14%, up from 1.08%

•	Return on average equity of 9.38%, up from 8.80%

•	Tangible book value per share increased 4.8% to $26.13

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “We ended 2016 with record earnings, assets, and total loans, as well as declared a record $4,162,000 of dividends to our shareholders, an increase of 4.4% from the previous year. 2016’s record results reflect the successful execution of our growth-oriented business plan, the dedication of our associates, and the valuable financial products and solutions we offer our customers. During 2016, we opened new F&M locations in Huntertown, Indiana and Bowling Green, Ohio, and have assembled strong teams of associates and managers to drive our growth potential in these exciting markets. In addition, we continued to invest in expanding our online, digital, and mobile platforms, and recently announced an agreement with Intuit that makes integrating F&M business and personal accounts with QuickBooks an easy and seamless process. We also announced a partnership with Bowling Green State University Athletics and Falcon Sports Properties to provide customers a cobranded F&M/BGSU Athletics Affinity Credit Card. F&M will also receive sponsorships and various advertising opportunities at BG Athletic events. As you can see, we are working hard to expand our organization and increase our market share. We were successful achieving our growth goals in 2016 and we are optimistic 2017 will be another good year for the bank.”

Income Statement

Net income for the 2016 fourth quarter ended December 31, 2016 was $3,194,000, or $0.69 per basic and diluted share, compared to $2,772,000, or $0.60 per basic and diluted share for the same period last year. The 15.2% improvement in net income for the 2016 fourth quarter was primarily due to a 9.6% increase in net interest income after provision for loan losses, and a 7.2% increase in noninterest income, partially offset by a 3.9% increase in noninterest expense.

Net income for the 2016 twelve months was $11,664,000, or $2.53 per basic and diluted share compared to $10,340,000, or $2.24 per basic and diluted share for the twelve months ended December 31, 2015. The 12.8% improvement in net income for 2016 was primarily due to a 10.0% increase in net interest income after provision for loan losses, and a 5.4% increase in noninterest income, which was partially offset by a 5.2% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at December 31, 2016 were $760,149,000, compared to $685,878,000 at December 31, 2015, and $738,682,000 at September 30, 2016. Total loans for 2016, compared to 2015, increased 10.8%, and were up 2.9% from the 2016 third quarter. The year-over-year improvement resulted primarily from a 17.0% increase in commercial real estate loans, a 9.1% increase in commercial and industrial loans, a 19.5% increase in consumer loans, an 8.3% increase in agricultural real estate loans, and a 2.3% increase in agricultural loans.

Asset quality remains strong as the company’s provision for loan losses for the 2016 fourth quarter was $197,000, compared to $85,000 for the 2015 fourth quarter. The provision for loan losses for 2016 was $1,121,000, compared to $625,000 in 2015. The 2016 full year and fourth quarter higher provision was primarily due to the increase in total loans outstanding for both periods. The allowance for loan losses to nonperforming loans was 490.4% at December 31, 2016, compared to 293.8% at December 31, 2015. Net charge-offs for the year ended December 31, 2016 were $394,000, or 0.05% of average loans, compared to $473,000 or 0.08% of average loans, at December 31, 2015.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $120,763,000 as of December 31, 2016, compared to $114,960,000 at December 31, 2015. On a per share basis, tangible stockholders’ equity at December 31, 2016 was $26.13 compared with $24.93 at December 31, 2015. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At December 31, 2016, the company had a Tier 1 leverage ratio of 11.74%, compared to 11.98% at December 31, 2015.

For 2016, the company declared cash dividends of $0.91 per share, which is a 4.6% increase over 2015’s dividend payment. For 2016, the dividend payout ratio was 32.97% compared to 36.33% for the same period last year.

Mr. Siebenmorgen concluded, “F&M remains well positioned in its local markets, which continue to demonstrate favorable economic trends. Positive economic trends combined with market share growth helped our loan portfolio improve 10.8% in 2016, which was driven primarily by strong demand for commercial real estate, commercial and industrial, and consumer loans. The growth in our loan portfolio during 2016 drove a 12.1% increase in total interest income, while total loans to total assets increased 260 basis points to 72.0% for the year. While we are extremely pleased with our growth, we remain focused on managing risk, and I am encouraged with the year-over-year declines in nonperforming loans and charge-offs. I would like to use this opportunity to thank all of our stakeholders for their support during this record year, and look forward to sharing our continued success with you in the future.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (LOSS)

(Unaudited; 000’s Omitted, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Interest Income
Loans, including fees	$8,706	$7,695	$33,703	$29,293
Debt securities:
U.S. Treasury and government agencies	639	615	2,373	2,434
Municipalities	344	378	1,437	1,739
Dividends	38	37	149	148
Federal funds sold	13	1	22	8
Other	6	7	43	28

Total interest income	9,746	8,733	37,727	33,650
Interest Expense	—	—
Deposits	931	823	3,617	3,269
Federal funds purchased and securities sold under agreements to repurchase	112	99	458	317
Borrowed funds	38	1	148	1

Total interest expense	1,081	923	4,223	3,587

Net Interest Income - Before provision for loan losses	8,665	7,810	33,504	30,063
Provision for Loan Losses	197	85	1,121	625

Net Interest Income After Provision For Loan Losses	8,468	7,725	32,383	29,438
Noninterest Income
Customer service fees	1,621	1,676	6,118	5,847
Other service charges and fees	924	827	3,774	3,790
Net gain on sale of loans	269	169	888	700
Net gain on sale of available for sale securities	85	33	588	451

Total noninterest income	2,899	2,705	11,368	10,788
Noninterest Expense
Salaries and Wages	2,959	2,824	11,620	10,907
Employee benefits	897	1,000	3,323	3,555
Net occupancy expense	376	340	1,459	1,352
Furniture and equipment	431	305	1,724	1,629
Data processing	277	333	1,409	1,300
Franchise taxes	220	186	878	746
Net loss on sale of other assets owned	42	4	81	47
FDIC Assessment	39	121	407	485
Mortgage servicing rights amortization	108	98	419	374
Other general and administrative	1,517	1,398	6,111	5,672

Total other operating expenses	6,866	6,609	27,431	26,067

Income Before Income Taxes	4,501	3,821	16,320	14,159

Income Taxes	1,307	1,049	4,656	3,819

Net Income	$3,194	$2,772	$11,664	$10,340

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available for sale securities	$(5,373)	$(1,016)	$(2,721)	$100

Reclassification adjustment for gain on sale of available for sale securities	(85)	(33)	(588)	(451)

Net unrealized gain (loss) on available for sale securities	(5,458)	(1,049)	(3,309)	(351)
Tax expense (benefit)	(1,856)	(356)	(1,125)	(119)

Other comprehensive income (loss)	(3,602)	(693)	(2,184)	(232)

Comprehensive Income (Loss)	$(408)	$2,079	$9,480	$10,108

Earnings Per Share - Basic and Diluted	$0.69	$0.60	$2.53	$2.24

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

(000’S OMITTED EXCEPT PER SHARE DATA)

	2016	2015
Assets
Assets
Cash and due from banks	$27,348	$21,333
Federal Funds Sold	974	685

Total cash and cash equivalents	28,322	22,018
Interest-bearing time deposits	1,915	—
Securities - available for sale	218,527	235,115
Other Securities, at cost	3,717	3,717
Loans, net	753,365	679,821
Premises and equipment	21,457	20,587
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,192	2,056
Other Real Estate Owned	774	1,175
Other assets	21,552	20,505

Total Assets	$1,055,895	$989,068

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$186,390	$171,112
Interest-bearing
NOW accounts	230,446	190,890
Savings	226,537	225,052
Time	198,830	184,285

Total deposits	842,203	771,339

Federal Funds Purchases and Securities sold under agreement to repurchase	70,324	78,815
Federal Home Loan Bank (FHLB) Advances	10,000	10,000
Dividend payable	1,053	1,007
Accrued expenses and other liabilities	6,738	7,810

Total liabilities	$930,318	$868,971

Commitments and Contingencies

Stockholders’ Equity
Common Shares 6,500,000 shares 12/31/15
Common Shares 10,000,000 shares 12/31/16 shares; issued & outstanding 5,200,000 shares	11,947	12,086
Treasury Stock - 579,125 shares 2016, 587,466 shares 2015	(12,267)	(12,389)
Retained earnings	127,869	120,188
Accumulated other comprehensive income	(1,972)	212

Total stockholders’ equity	125,577	120,097

Total Liabilities and Stockholders’ Equity	$1,055,895	$989,068

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
Selected financial data	2016	2015	2016	2015
Return on average assets	1.22%	1.14%	1.14%	1.08%
Return on average equity	10.12%	9.26%	9.38%	8.80%
Yield on earning assets	4.05%	3.90%	4.00%	3.90%
Cost of interest bearing liabilities	0.55%	0.49%	0.59%	0.54%
Net interest spread	3.49%	3.41%	3.41%	3.35%
Net interest margin	3.61%	3.49%	3.56%	3.49%
Efficiency	58.98%	62.00%	61.00%	63.25%
Dividend payout ratio	32.97%	36.33%	35.68%	38.55%
Tangible book value per share	$26.13	$24.93
Tier 1 capital to average assets	11.74%	11.98%

	December 31
Loans	2016	2015
(Dollar amounts in thousands)
Commercial real estate	$377,481	$322,762
Agricultural real estate	63,391	58,525
Consumer real estate	87,273	88,189
Commercial and industrial	109,256	100,125
Agricultural	84,563	82,654
Consumer	33,179	27,770
Industrial development bonds	5,732	6,491
Less: Net deferred loan fees and costs	(726)	(638)

Total loans	$760,149	$685,878

	December 31
Asset quality data	2016	2015
(Dollar amounts in thousands)
Nonaccrual loans	$1,384	$2,041
Troubled debt restructuring	$697	$1,239
90 day past due and accruing	$—	$—
Nonperforming loans	$1,384	$2,041
Other real estate owned	$774	$1,175
Non-performing assets	$2,158	$3,216

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,784	$6,057
Allowance for loan and lease losses/total loans	0.89%	0.88%
Net charge-offs:
Quarter-to-date	$25	$193
Year-to-date	$394	$473
Net charge-offs to average loans
Quarter-to-date	0.00%	0.03%
Year-to-date	0.05%	0.08%
Non-performing loans/total loans	0.18%	0.30%
Allowance for loan and lease losses/nonperforming loans	490.39%	293.75%